Exhibit 99.1

First Quarter 2019 Earnings Results Media Relations: Jake Siewert 212-902-5400 Investor Relations: Heather Kennedy Miner 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

First Quarter 2019 Earnings Results

Goldman Sachs Reports First Quarter Earnings Per Common Share of $5.71
and Increases the Quarterly Dividend to $0.85 Per Common Share

“We are pleased with our performance in the first quarter, especially in the context of a muted start to the year.        Our core businesses generated solid results driven by our strong franchise positions. We are focused on new        opportunities to grow and diversify our business mix and serve a broader range of clients globally. With improving        momentum across our businesses, we are confident that Goldman Sachs will generate attractive returns for our        shareholders.”

- David M. Solomon, Chairman and Chief Executive Officer

Net Revenues	Net Earnings	EPS
$8.81 billion	$2.25 billion	$5.71

Annualized ROE (1)	Annualized ROTE (1)	Book Value
11.1%	11.7%	BVPS $209.07 TBVPS (1) $198.25

NEW YORK, April 15, 2019 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $8.81 billion and      net earnings of $2.25 billion for the first quarter ended March 31, 2019.

Diluted earnings per common share (EPS) was $5.71 for the first quarter of 2019 compared with $6.95 for the first quarter of      2018 and $6.04 for the fourth quarter of 2018.

Annualized return on average common shareholders’ equity (ROE) (1) was 11.1% and annualized return on average tangible      common shareholders’ equity (ROTE) (1) was 11.7% for the first quarter of 2019.

Goldman Sachs Reports

First Quarter 2019 Earnings Results

Highlights

◾

The firm ranked #1 in worldwide completed mergers and acquisitions for the year-to-date (2), which contributed to strong net revenues in Financial Advisory of $887 million. The firm also ranked #1 in worldwide equity and equity-related offerings and common stock offerings for the year-to-date (2).

◾	Investing & Lending net revenues included record quarterly net interest income in debt securities and loans of $835 million.

◾	In Investment Management, assets under supervision (3) increased $57 billion during the quarter to a record $1.60 trillion, including net inflows of $20 billion in long-term assets under supervision.

◾

The Standardized common equity tier 1 ratio (3) increased 40 basis points during the quarter to 13.7% (4) and the Basel III Advanced common equity tier 1 ratio (3) increased 30 basis points during the quarter to 13.4% (4).

◾	The firm returned $1.56 billion of capital to common shareholders during the first quarter of 2019, including $1.25 billion of share repurchases and $306 million of common stock dividends.

Quarterly Net Revenue Mix by Segment

Goldman Sachs Reports

First Quarter 2019 Earnings Results

Net Revenues

Net revenues were $8.81 billion for the first quarter of 2019, 13% lower than the first quarter of 2018 and 9% higher than the fourth quarter of 2018. The decrease compared with the first quarter of 2018 primarily reflected lower net revenues in Institutional Client Services and Investing & Lending.

Net Revenues
$8.81 billion

Investment Banking

Net revenues in Investment Banking were $1.81 billion for the first quarter of 2019, essentially unchanged compared with the first quarter of 2018 and 11% lower than the fourth quarter of 2018.

Net revenues in Financial Advisory were $887 million, 51% higher than the first quarter of 2018, reflecting an increase in completed mergers and acquisitions volumes.

Net revenues in Underwriting were $923 million, 24% lower than the first quarter of 2018, due to significantly lower net revenues in equity underwriting, primarily reflecting a significant decline in industry-wide initial public offerings, and lower net revenues in debt underwriting, primarily due to significantly lower net revenues from leveraged finance transactions.

The firm’s investment banking transaction backlog (3) decreased compared with the end of 2018.

Investment Banking
$1.81 billion
Financial Advisory	$887 million
Underwriting	$923 million

Institutional Client Services

Net revenues in Institutional Client Services were $3.61 billion for the first quarter of 2019, 18% lower than the first quarter of 2018 and 49% higher than the fourth quarter of 2018.

Net revenues in Fixed Income, Currency and Commodities (FICC) Client Execution were $1.84 billion, 11% lower than the first quarter of 2018, reflecting lower net revenues in interest rate products, currencies and credit products, partially offset by higher net revenues in mortgages and commodities. During the quarter, FICC Client Execution operated in an environment characterized by improved market conditions compared with the fourth quarter of 2018, while levels of volatility were lower and client activity remained low.

Net revenues in Equities were $1.77 billion, 24% lower than the first quarter of 2018, primarily due to significantly lower net revenues in equities client execution, particularly in derivatives, compared with a strong prior year period. In addition, commissions and fees were lower, reflecting lower market volumes, and net revenues in securities services were lower, primarily reflecting lower average customer balances. During the quarter, Equities operated in an environment characterized by improved market conditions, however client activity and levels of volatility were both lower compared with the fourth quarter of 2018.

Institutional Client Services
$3.61 billion
FICC	$1.84 billion
Equities	$1.77 billion

Goldman Sachs Reports

First Quarter 2019 Earnings Results

Investing & Lending

Net revenues in Investing & Lending were $1.84 billion for the first quarter of 2019, 14% lower than the first quarter of 2018 and 4% lower than the fourth quarter of 2018.

Net revenues in equity securities were $847 million, 21% lower than the first quarter of 2018, reflecting significantly lower net gains from investments in private equities, partially offset by significantly higher net gains from investments in public equities.

Net revenues in debt securities and loans were $990 million, 7% lower than the first quarter of 2018, reflecting significantly lower net gains from investments in debt instruments and significantly lower results on hedges related to relationship lending activities, partially offset by significantly higher net interest income. The first quarter of 2019 included net interest income of $835 million.

Investing & Lending
$1.84 billion
Equity Securities	$847 million
Debt Securities and Loans	$990 million

Investment Management

Net revenues in Investment Management were $1.56 billion for the first quarter of 2019, 12% lower than the first quarter of 2018 and 9% lower than the fourth quarter of 2018.

The decrease in net revenues compared with the first quarter of 2018 was due to significantly lower incentive fees and lower transaction revenues. Management and other fees were essentially unchanged compared with the first quarter of 2018, reflecting shifts in the mix of client assets and strategies, offset by higher average assets under supervision.

During the quarter, total assets under supervision (3) increased $57 billion to $1.60 trillion. Long-term assets under supervision increased $79 billion, including net market appreciation of $59 billion, primarily in equity assets, and net inflows of $20 billion, reflecting net inflows in fixed income assets. Liquidity products decreased $22 billion.

Investment Management
$1.56 billion
Management and Other Fees	$1.33 billion
Incentive Fees Transaction Revenues	$ 58 million $165 million

Provision for Credit Losses

Provision for credit losses was $224 million for the first quarter of 2019, compared with $44 million for the first quarter of 2018 and $222 million for the fourth quarter of 2018. Provision for credit losses for the first quarter of 2019 primarily reflected provisions related to the consumer loan portfolio.

Provision for Credit Losses
$224 million

Goldman Sachs Reports

First Quarter 2019 Earnings Results

Operating Expenses

Operating expenses were $5.86 billion for the first quarter of 2019, 11% lower than the first quarter of 2018 and 14% higher than the fourth quarter of 2018. The firm’s efficiency ratio (3) for the first quarter of 2019 was 66.6%, compared with 65.6% for the first quarter of 2018.

Operating Expenses
$5.86 billion

The decrease in operating expenses compared with the first quarter of 2018 was due to significantly lower compensation and benefits expenses, reflecting a decline in operating performance. In addition, brokerage, clearing, exchange and distribution fees were lower, reflecting a decrease in activity levels. These decreases were partially offset by higher expenses for consolidated investments and technology, with the increases primarily in depreciation and amortization.

Net provisions for litigation and regulatory proceedings for the first quarter of 2019 were $37 million compared with $44 million for the first quarter of 2018.

Headcount decreased 2% during the first quarter of 2019.

Efficiency Ratio
66.6%

Provision for Taxes

The effective income tax rate for the first quarter of 2019 was 17.2%, up from the full year rate of 16.2% for 2018, which included a $487 million income tax benefit in 2018 related to the finalization of the impact of the Tax Cuts and Jobs Act, partially offset by permanent tax benefits in the first quarter of 2019.

Effective Tax Rate
17.2%

Other Matters

◾ On April 12, 2019, the Board of Directors of The Goldman Sachs Group, Inc. increased the quarterly dividend to $0.85 per common share from $0.80 per common share. The dividend will be paid on June 27, 2019 to common shareholders of record on May 30, 2019.

◾ During the quarter, the firm repurchased 6.3 million shares of common stock at an average cost per share of $197.08, for a total cost of $1.25 billion. (3)

◾ Global core liquid assets (3) averaged $234 billion (4) for the first quarter of 2019, compared with an average of $229 billion for the fourth quarter of 2018.

Declared Quarterly Dividend Per Common Share
$0.85

Common Share Repurchases
6.3 million shares for $1.25 billion

Average GCLA
$234 billion

Goldman Sachs Reports

First Quarter 2019 Earnings Results

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2018.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets and balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2018.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-855-859-2056 (in the U.S.)  or  1-404-537-3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

First Quarter 2019 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2019	DECEMBER 31, 2018	MARCH 31, 2018	DECEMBER 31, 2018	MARCH 31, 2018
INVESTMENT BANKING
Financial Advisory	$ 887	$ 1,201	$ 586	(26) %	51%

Equity underwriting	271	315	410	(14)	(34)
Debt underwriting	652	528	797	23	(18)
Total Underwriting	923	843	1,207	9	(24)

Total Investment Banking	1,810	2,044	1,793	(11)	1

INSTITUTIONAL CLIENT SERVICES
FICC Client Execution	1,839	822	2,074	124	(11)

Equities client execution	682	401	1,062	70	(36)
Commissions and fees	714	801	817	(11)	(13)
Securities services	370	402	432	(8)	(14)
Total Equities	1,766	1,604	2,311	10	(24)

Total Institutional Client Services	3,605	2,426	4,385	49	(18)

INVESTING & LENDING
Equity securities	847	994	1,069	(15)	(21)
Debt securities and loans	990	912	1,062	9	(7)
Total Investing & Lending	1,837	1,906	2,131	(4)	(14)

INVESTMENT MANAGEMENT
Management and other fees	1,332	1,365	1,346	(2)	(1)
Incentive fees	58	153	213	(62)	(73)
Transaction revenues	165	186	212	(11)	(22)
Total Investment Management	1,555	1,704	1,771	(9)	(12)

Total net revenues (5)	$ 8,807	$ 8,080	$ 10,080	9	(13)
Geographic Net Revenues (unaudited) (3) $ in millions

	THREE MONTHS ENDED

	MARCH 31, 2019	DECEMBER 31, 2018	MARCH 31, 2018
Americas	$ 5,245	$ 5,178	$ 5,941
EMEA	2,459	1,766	2,590
Asia	1,103	1,136	1,549
Total net revenues (5)	$ 8,807	$ 8,080	$ 10,080

Americas	60%	64%	59%
EMEA	28%	22%	26%
Asia	12%	14%	15%
Total	100%	100%	100%

Goldman Sachs Reports

First Quarter 2019 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited) (5)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2019	DECEMBER 31, 2018	MARCH 31, 2018	DECEMBER 31, 2018	MARCH 31, 2018
REVENUES
Investment banking	$ 1,810	$ 2,044	$ 1,793	(11) %	1%
Investment management	1,433	1,567	1,639	(9)	(13)
Commissions and fees	743	838	862	(11)	(14)
Market making	2,539	1,420	3,204	79	(21)
Other principal transactions	1,064	1,220	1,664	(13)	(36)
Total non-interest revenues	7,589	7,089	9,162	7	(17)

Interest income	5,597	5,468	4,230	2	32
Interest expense	4,379	4,477	3,312	(2)	32
Net interest income	1,218	991	918	23	33

Total net revenues	8,807	8,080	10,080	9	(13)

Provision for credit losses	224	222	44	1	N.M.

OPERATING EXPENSES
Compensation and benefits	3,259	1,857	4,057	75	(20)
Brokerage, clearing, exchange and distribution fees	762	830	844	(8)	(10)
Market development	184	208	182	(12)	1
Communications and technology	286	262	251	9	14
Depreciation and amortization	368	377	299	(2)	23
Occupancy	225	215	194	5	16
Professional fees	298	317	293	(6)	2
Other expenses	482	1,084	497	(56)	(3)
Total operating expenses	5,864	5,150	6,617	14	(11)

Pre-tax earnings	2,719	2,708	3,419	–	(20)
Provision for taxes	468	170	587	175	(20)
Net earnings	2,251	2,538	2,832	(11)	(21)
Preferred stock dividends	69	216	95	(68)	(27)
Net earnings applicable to common shareholders	$ 2,182	$ 2,322	$ 2,737	(6)	(20)

EARNINGS PER COMMON SHARE
Basic (3)	$ 5.73	$ 6.11	$ 7.02	(6) %	(18) %
Diluted	5.71	6.04	6.95	(5)	(18)

AVERAGE COMMON SHARES
Basic	379.8	379.5	389.1	–	(2)
Diluted	382.4	384.3	393.8	–	(3)

SELECTED DATA AT PERIOD-END
Basic shares (3)	378.2	380.9	387.6	(1)	(2)
Book value per common share	$ 209.07	$ 207.36	$ 186.73	1	12
Tangible book value per common share (1)	198.25	196.64	176.28	1	12

Headcount	35,900	36,600	34,000	(2)	6

Goldman Sachs Reports

First Quarter 2019 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Financial Condition (unaudited) (4)

$ in billions

	AS OF

	MARCH 31, 2019	DECEMBER 31, 2018
ASSETS
Cash and cash equivalents	$ 88	$ 131
Collateralized agreements	280	274
Receivables	156	160
Financial instruments owned	363	336
Other assets	38	31
Total assets	$ 925	$ 932

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 164	$ 158
Collateralized financings	103	112
Payables	181	180
Financial instruments sold, but not yet purchased	101	109
Unsecured short-term borrowings	45	41
Unsecured long-term borrowings	225	224
Other liabilities	16	18
Total liabilities	835	842
Shareholders’ equity	90	90
Total liabilities and shareholders’ equity	$ 925	$ 932
Capital Ratios and Supplementary Leverage Ratio (unaudited) (3) (4) $ in billions

	AS OF

	MARCH 31, 2019	DECEMBER 31, 2018
Common equity tier 1	$ 74.7	$ 73.1

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 544	$ 548
Common equity tier 1 ratio	13.7%	13.3%

BASEL III ADVANCED CAPITAL RULES
Risk-weighted assets	$ 557	$ 558
Common equity tier 1 ratio	13.4%	13.1%

Supplementary leverage ratio	6.4%	6.2%
Average Daily VaR (unaudited) (3) (4) $ in millions

	THREE MONTHS ENDED

	MARCH 31, 2019	DECEMBER 31, 2018
RISK CATEGORIES
Interest rates	$ 43	$ 40
Equity prices	29	28
Currency rates	12	19
Commodity prices	11	12
Diversification effect	(40)	(50)
Total	$ 55	$ 49

Goldman Sachs Reports

First Quarter 2019 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited) (3)

$ in billions

	AS OF

	MARCH 31, 2019	DECEMBER 31, 2018	MARCH 31, 2018
ASSET CLASS
Alternative investments	$ 172	$ 167	$ 168
Equity	335	301	322
Fixed income	717	677	668
Total long-term AUS	1,224	1,145	1,158
Liquidity products	375	397	340
Total AUS	$ 1,599	$ 1,542	$ 1,498

	THREE MONTHS ENDED

	MARCH 31, 2019	DECEMBER 31, 2018	MARCH 31, 2018
Beginning balance	$ 1,542	$ 1,550	$ 1,494
Net inflows / (outflows):
Alternative investments	1	(4)	(1)
Equity	(1)	(1)	5
Fixed income	20	8	9
Total long-term AUS net inflows / (outflows)	20	3	13
Liquidity products	(22)	39	(5)
Total AUS net inflows / (outflows)	(2)	42	8
Net market appreciation / (depreciation)	59	(50)	(4)
Ending balance	$ 1,599	$ 1,542	$ 1,498

Goldman Sachs Reports

First Quarter 2019 Earnings Results

Footnotes

(1)

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity. Tangible book value per common share (TBVPS) is calculated by dividing tangible common shareholders’ equity by basic shares. Management believes that tangible common shareholders’ equity and TBVPS are meaningful because they are measures that the firm and investors use to assess capital adequacy and that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally. Tangible common shareholders’ equity, ROTE and TBVPS are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents the firm’s average and ending equity, as well as a reconciliation of average and ending common shareholders’ equity to tangible common shareholders’ equity:

Unaudited, $ in millions	AVERAGE FOR THE THREE MONTHS ENDED MARCH 31, 2019	AS OF MARCH 31, 2019	AS OF DECEMBER 31, 2018	AS OF MARCH 31, 2018
Total shareholders’ equity	$ 89,628	$ 90,273	$ 90,185	$ 83,579
Preferred stock	(11,203)	(11,203)	(11,203)	(11,203)
Common shareholders’ equity	78,425	79,070	78,982	72,376
Goodwill and identifiable intangible assets	(4,096)	(4,092)	(4,082)	(4,049)
Tangible common shareholders’ equity	$ 74,329	$ 74,978	$ 74,900	$ 68,327

(2)	Dealogic – January 1, 2019 through March 31, 2019.

(3)

For information about the following items, see the referenced sections in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2018: (i) investment banking transaction backlog – see “Results of Operations – Investment Banking” (ii) assets under supervision – see “Results of Operations – Investment Management” (iii) efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Equity Capital Management and Regulatory Capital – Equity Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2018: (i) risk-based capital ratios and supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

(4)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2019.

(5)	The following reclassifications have been made to previously reported amounts for the first quarter of 2018 to conform to the current presentation:

•

Provision for credit losses, previously reported in other principal transactions revenues (and Investing & Lending segment net revenues), is now reported as a separate line item in the Consolidated Statements of Earnings.

•

Headcount consists of the firm’s employees, and excludes consultants and temporary staff previously reported as part of total staff. As a result, expenses related to these consultants and temporary staff are now reported in professional fees. Previously such amounts were reported in compensation and benefits.